RM ADVISER, LLC

REALTYMOGUL®

Income REIT

Q2/2025



RealtyMogul Income REIT

RealtyMogul Income REIT is a non-traded REIT, focused on providing monthly income to investors through debt and equity investments in a diversified pool of commercial real estate property types, including multifamily, retail, industrial, and office.

KEY OBJECTIVES*

To pay attractive and consistent cash distributions on a monthly basis,

To preserve, protect, increase, and return your capital contribution; and

To create a portfolio of diversified commercial real estate investments

RM ADVISER, LLC

*There is no guarantee that we will achieve our objectives.

The use of the terms "RealtyMogul Income REIT," the "Company," "we," or "our" in this presentation refers to RealtyMogul Income REIT, LLC, unless the context indicates otherwise.

RealtyMogul Income REIT

TOTAL ASSET VALUE[1]	TOTAL SQUARE FOOTAGE[2]	NUMBER OF REAL ESTATE INVESTMENTS[2]
$352M	2,048,691	15

Q2 ANNUALIZED DISTRIBUTION RATE[3]	DISTRIBUTION FREQUENCY[3]	CONSECUTIVE DISTRIBUTIONS[2,3]
6.0%	MONTHLY	105
	TAX REPORTING FORM 1099-DIV	

*All data as of June 30, 2025 unless otherwise specified.
1 Aggregate value of properties owned by RealtyMogul Income REIT, LLC based on the most recent internal valuations as of the end of the fiscal quarter upon which our most recently announced net asset value ("NAV") per share is based pursuant to our valuation policies provided, however, the value of properties underlying investments acquired since the effective date of the most recently announced NAV per share is based on the most recent purchase price of such properties. The aggregate value of the properties underlying loans made by RealtyMogul Income REIT, LLC is based on independent appraisals dated within six months of the original acquisition dates by RM Adviser, LLC ("RM Adviser" or the "Manager"), Realty Mogul, Co. or Realty Mogul Commercial Capital, Co., as applicable. As with any methodology used to estimate value, the methodology employed by our affiliates' internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. For more information, see the section of our Offering Circular captioned "Description of Our Common Shares – Valuation Policies."
2 As of August 15, 2025.
3 Distributions have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. There is no guarantee that shareholders will receive distributions in the future, and the board of managers may declare lower distributions or no distributions at all for any given period.

Portfolio Statistics[4]

PROPERTY TYPES


RETAIL
3%
MIXED-USE
4%
OFFICE
20%
MULTIFAMILY
73%

GEOGRAPHIC REGION


SOUTH
6%
WEST
13%
MIDWEST
52%
EAST
29%

INVESTMENT TYPES

JOINT VENTURE 97%

PREFERRED EQUITY 3%

RM ADVISER, LLC

4 Based on the then-current outstanding real estate investment amounts as of August 15, 2025.

Distributions

In 2024, 100% of our distributions were classified as non-dividend distributions, also known as return of capital, which distributions are non-taxable in certain instances.[5,6]

The classification of our distributions as non-dividend distributions is due in part to depreciation and amortization from our real estate investments.[5,6] This is a benefit for our shareholders.[6] Since 100% of distributions in 2024 were classified as non-dividend distributions, shareholders would have otherwise needed a 10.14% return from a taxable investment to match its 6.0% annualized distribution rate for 2024.[5,6,7]

2024 DISTRIBUTION VS. TAX-EQUIVALENT YIELD


12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
6.00%
10.14%
Income REIT Annualized Distribution Rate FY 2024
Tax-Equivalent Yield Quarterly Distribution

5 Distributions have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. There is no guarantee that shareholders will receive distributions in the future, and the board of managers may declare lower distributions or no distributions at all for any given period.

6 Non-dividend distributions are generally non-taxable to the extent that they do not exceed a shareholder's tax basis. Non-dividend distributions reduce a shareholder's tax basis in the year the distribution is received, and generally allows a shareholder to defer tax on the amount of the non-dividend distribution that does not exceed the shareholder's tax basis until the shareholder sells its common shares in the Company. Certain non-cash deductions, such as depreciation and amortization, lower the taxable income for dividend distributions. Non-dividend distributions that are tax deferred may permit a shareholder to characterize what would have been ordinary income dividend distributions as non-taxable return of capital. To the extent that the shareholder holds their common shares as a capital asset, the deferred tax may be taxed at capital gains rates when the shareholder sells its common shares in the Company. Shareholders should be aware that a REIT's return on capital percentage may vary significantly in a given year and, as a result, the impact of the tax law and any related advantages may vary significantly from year to year. Each shareholder's tax considerations are different and consulting a tax advisor is recommended. Any of the data provided herein should not be construed as investment, tax, accounting or legal advice.

7 The illustrative example assumes a maximum ordinary tax rate of 37% and includes the 3.8% Medicare surtax that is applied to net investment income above certain thresholds. Shareholders could be subject to state income tax in their state of residence which would lower the after-tax yield received by the shareholder. The illustrative example does not reflect the impact of increasing net operating income ("NOI"); an increasing NOI from higher rents would reduce the amount of non-dividend distributions. Past performance is not indicative of future results. Income REIT Annualized Distribution Rate reflects the daily distributions for 12 months ending December 31, 2024. Income REIT's return of capital was 0% in 2019, 85% in 2020, 0% in 2021, 100% in 2022, 100% in 2023, and 100% in 2024.

Views From Management

$9.02 → $7.73

Last 12 Months NAV Per Share

(June 2024 to June 2025)

6.0%

Average Daily Distributions for the last 12 months[8]

We want to begin by thanking you for your continued trust and partnership. The commercial real estate market continues to navigate the effects of prolonged high interest rates, which have pressured valuations across most property types. Against this backdrop, our focus has remained on the disciplined management of a portfolio designed to generate stable cash flow for investors.

Valuations and NAV

Property valuations declined again this quarter, reflecting ongoing operating cost pressures and modest rent growth. As a result, our Net Asset Value (NAV) per share decreased. While valuations remain challenged in the current rate environment—with multifamily cap rates showing no meaningful compression—the pace of decline moderated compared to prior quarters. Importantly, portfolio fundamentals remain steady, with strong rent collections and resilient occupancy underscoring the stability of our income streams.

Portfolio Composition

The REIT's portfolio is primarily composed of stabilized multifamily communities, with a small allocation to office and a meaningful presence in industrial assets. Multifamily properties continue to face valuation pressure; however, national data points to improving operating trends. Per the CBRE Q2 2025 U.S. Multifamily Report, effective rents grew 1.2% year-over-year—the first time in two years growth has exceeded 1%—and national vacancy improved to 4.1%. Net absorption reached nearly 190,000 units, significantly outpacing new completions of ~83,000 units.

8 Distributions have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. There is no guarantee that shareholders will receive distributions in the future, and the board of managers may declare lower distributions or no distributions at all for any given period.

Views From Management
(cont.)

Portfolio Composition (cont.)

These fundamentals, together with a persistent U.S. housing shortage and a tapering construction pipeline, reinforce our conviction in multifamily as a resilient, long-term investment category.

Renewed Focus on Industrial

Industrial real estate has always been an important part of this REIT's strategy, and current market conditions underscore why we believe this sector will continue to play a growing role in our portfolio. Per the Cushman & Wakefield U.S. Q2 2025 Industrial Report, national net absorption totaled nearly 30 million square feet, reflecting ongoing tenant demand even as new completions fell to their lowest level since 2019. Development pipelines have contracted significantly, particularly speculative projects, setting the stage for a more balanced supply-demand environment in the years ahead.

Modern industrial facilities with strong transportation connectivity and creditworthy tenants offer long lease terms and limited rollover risk—features that complement our multifamily holdings and help ensure consistent portfolio-level cash flow. We are actively pursuing opportunities in this sector that meet our criteria and believe today's capital market dislocations provide attractive entry points for long-term investors.

Views From Management
(cont.)

Positioning for the Future

While valuations remain pressured, the moderation in declines this quarter, combined with the resilience of our stabilized portfolio and our renewed emphasis on industrial, positions the REIT to continue generating stable cash distributions. We expect multifamily and industrial fundamentals to strengthen over the medium term as supply-demand dynamics normalize, supporting long-term appreciation potential alongside steady income.

We remain committed to transparent communication and disciplined portfolio management. Thank you for your continued confidence as we navigate this environment together.

Geography



15

Real Estate Investments

14 JOINT VENTURES | 1 PREFERRED EQUITY INVESTMENT

UNDERLYING REAL ESTATE
SPREAD ACROSS SEVEN STATES

Investment History[9]

INVESTMENT TYPE


10%
SENIOR DEBT
3%
SUBORDINATED DEBT
11%
MEZZANINE DEBT
13%
PREFERRED EQUITY
63%
JV EQUITY

PRODUCT TYPE


4%
FLEX
2%
SELF-STORAGE
13%
RETAIL
55%
MULTIFAMILY
26%
OFFICE

Since inception in August 2016, Income REIT has made 39 real estate investments, totaling over $161 million. To date, 24 of these investments have gone full cycle, totaling over $66 million in principal investment value returned.

9 Based on all historical real estate investments acquired by RealtyMogul Income REIT from inception on August 12, 2016 through July 31, 2025.

Distributions



DISTRIBUTIONS

6.0%

Monthly Distribution

declared during Q2 2025 equated to approximately 6.0% on an annualized basis based upon net asset value.[10]

RM ADVISER, LLC

10 Distributions have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. There is no guarantee that shareholders will receive distributions in the future, and the board of managers may declare lower distributions or no distributions at all for any given period.

Rent Collections

96%

Q2 2025 RENT COLLECTIONS

AVERAGE

97.7%	97.5%
24Q3	24Q4
98.1%	96.0%
25Q1	25Q2

Average quarterly rent collection rate calculation based only on JV Equity investments and excludes debt and preferred equity investments.

Occupancy

AVERAGE QUARTERLY Occupancy Rates

Average quarterly occupancy rate calculation based only on JV Equity investments and excludes debt and preferred equity investments.

24Q3	92.2%
24Q4	90.6%
25Q1	93.0%
25Q2	91.2%

Current Multifamily Renovation Projects

25Q2

PROPERTY	UNITS RENOVATED	TOTAL UNITS TO BE RENOVATED	PERCENT COMPLETE	AVERAGE INCREASE (LEASED UNITS)	RENT INCREASE OVER PRIOR RENTS
HAMPTONS	102	114	89.5%	$317/MONTH	31.9%
POHLIG	27	28	96.4%	$205/MONTH	16.2%
TURTLE CREEK	86	96	89.6%	$142/MONTH	10.5%
KINGS LANDING	103	152	67.8%	$303/MONTH	20.1%
BENTLEY APT	110	138	79.7%	$200/MONTH	15.6%
HAVERFORD PLACE	99	160	61.9%	$239/MONTH	20.2%
223 E TOWN	54	84	64.3%	$50/MONTH	3.3%
TOTAL / WEIGHTED AVERAGE	**581**	**772**	**75.3%**	**$223/MONTH**	**18.2%**









Investment Activity

CURRENT PORTFOLIO OVERVIEW[11]

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	INVESTMENT AMOUNT	INTEREST RATE
TEXAS RETAIL PORTFOLIO[12]	MULTIPLE LOCATIONS, TX	7/18/17	RETAIL	PREFERRED EQUITY	$2,764,738	14.00%
THE HAMPTONS APARTMENTS	VIRGINIA BEACH, VA	10/9/19	MULTIFAMILY	JV EQUITY	$10,427,966	N/A
COLUMBUS OFFICE PORTFOLIO	COLUMBUS, OH	11/5/19	OFFICE	JV EQUITY	$7,826,619	N/A
POHLIG BOX FACTORY & SUPERIOR WAREHOUSE	RICHMOND, VA	2/19/20	MULTIFAMILY	JV EQUITY	$7,574,307	N/A
LUBBOCK MEDICAL OFFICE BUILDING	LUBBOCK, TX	6/26/20	MEDICAL OFFICE	JV EQUITY	$2,926,477	N/A
TURTLE CREEK	FENTON, MO	1/28/21	MULTIFAMILY	JV EQUITY	$6,000,000	N/A
KINGS LANDING[13]	CREVE COEUR, MO	7/28/21	MULTIFAMILY	MEMBER LOAN / JV EQUITY	$11,609,066	N/A
MINNEHAHA MEADOWS	VANCOUVER, WA	9/20/21	MULTIFAMILY	JV EQUITY	$3,355,018	N/A
ROOSEVELT COMMONS	VANCOUVER, WA	9/20/21	MULTIFAMILY	JV EQUITY	$3,209,112	N/A
BENTLEY APARTMENTS	GROVE CITY, OH	10/13/21	MULTIFAMILY	JV EQUITY	$8,000,000	N/A
HAVERFORD PLACE	GEORGETOWN, KY	2/2/22	MULTIFAMILY	JV EQUITY	$9,000,000	N/A
EDISON APARTMENTS	GRESHAM, OR	3/30/22	MULTIFAMILY	JV EQUITY	$5,500,000	N/A
COLUMBIA SQUARE	CINCINNATI, OH	8/23/22	MIXED-USE	JV EQUITY	$4,000,000	N/A
ACROPOLIS	BEAVERCREEK, OH	6/9/23	OFFICE	JV EQUITY	$7,700,000	N/A
223 E TOWN APARTMENTS	COLUMBUS, OH	3/5/24	MULTIFAMILY	JV EQUITY	$4,500,000	N/A
TOTAL					**$94,393,303**	

11 All data as of August 15, 2025 unless otherwise specified. All preferred equity investments are performing and paid current as of August 15, 2025.
12 On August 6, 2025 the Preferred Equity position was partially paid down from $3,325,000 to $2,764,738.
13 On June 16, 2023, August 29, 2024, and September 16, 2024, we made member loans to the joint venture entity in the amounts of $291,566, $3,200,000, and $117,500 respectively. The member loans described above have priority over distributions to Kings Landing Investors and must be paid in full, including accrued interest, before any distributions to holders of common equity.

Investment Activity

HISTORICAL INVESTMENTS

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	INVESTMENT AMOUNT	DATE SOLD
CALIFORNIA SELF STORAGE FACILITY	GARDEN GROVE, CA	8/19/16	SELF-STORAGE	MEZZANINE DEBT	$3,915,000	3/29/17
HANFORD RETAIL CENTER	HANFORD, CA	3/31/17	RETAIL	SENIOR DEBT	$1,900,000	12/12/17
WYCKOFF AVENUE APARTMENTS	BROOKLYN, NY	6/20/17	MULTIFAMILY	JUNIOR PARTICIPATION	$1,350,000	6/13/18
ANIMAS FLEX	WEST CHESTER, PA	1/11/17	FLEX	PREFERRED EQUITY	$1,460,525	9/18/18
JADAK HQ	SYRACUSE, NY	6/28/17	FLEX	PREFERRED EQUITY	$1,500,000	6/3/19
CROSSROADS SOUTH	JONESBORO, GA	8/3/17	RETAIL	PREFERRED EQUITY	$1,250,000	6/24/19
CORONA MARKETPLACE	CORONA, CA	8/17/17	RETAIL	MEZZANINE DEBT	$3,549,300	7/2/19
ORANGE TREE VILLAGE	TUCSON, AZ	4/23/18	MULTIFAMILY	PREFERRED EQUITY	$2,275,000	7/16/19
NORTHSIDE AT JOHNS CREEK	SUWANEE, GA	6/20/17	OFFICE	SUBORDINATED DEBT	$1,500,000	8/30/19
PARKWAY PLAZA	SAN ANTONIO, TX	2/17/17	OFFICE	MEZZANINE DEBT	$3,400,000	12/30/19
HARBOR HILLS PLAZA	LA HABRA, CA	3/16/18	RETAIL	PREFERRED EQUITY	$1,900,000	1/31/19
378 MOSS STREET	CHULA VISTA, CA	11/15/17	MULTIFAMILY	SENIOR DEBT	$4,490,000	2/6/20
RIVERSIDE OFFICE PORTFOLIO	RIVERSIDE, CA	10/22/18	OFFICE	MEZZANINE DEBT	$2,500,000	3/6/20
NAUGATUCK VALLEY SHOPPING CENTER	WATERBURY, CA	10/23/18	RETAIL	PREFERRED EQUITY	$3,000,000	3/16/20

CHART CONTINUES ON NEXT PAGE

Investment Activity

HISTORICAL INVESTMENTS

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	INVESTMENT AMOUNT	DATE SOLD
ASHLAN PARK SHOPPING CENTER	FRESNO, CA	11/19/2018	RETAIL	SUBORDINATED DEBT	$3,600,000	4/17/20
AMERIGROUP HQ	VIRGINA BEACH, VA	5/21/2018	OFFICE	PREFFERED EQUITY	$1,700,000	6/9/20
2395 29TH AVE	SAN FRANCISCO, CA	2/16/18	MULTIFAMILY	SENIOR DEBT	$4,750,000	7/29/20
PORTLAND OFFICE	PORTLAND, OR	11/27/18	OFFICE	SENIOR DEBT	$3,950,000	10/15/20
PENSACOLA MARKETPLACE	PENSACOLA, FL	6/12/17	RETAIL	MEZZANINE DEBT	$1,125,000	3/31/21
SYNCHRONY FINANCIAL OFFICE	CANTON, OH	8/19/16	OFFICE	PREFERRED EQUITY	$2,000,000	6/25/21
NV ENERGY NNN	LAS VEGAS, NV	7/9/20	OFFICE	JV EQUITY	$6,000,000	12/31/21
HIGHLAND PLACE	CENTENNIAL, CO	3/22/17	OFFICE	MEZZANINE DEBT	$2,300,000	2/16/22
SHILOH PLACE APARTMENTS	PLANO, TX	11/18/20	MULTIFAMILY	PREFERRED EQUITY	$2,323,030	5/18/22
LA PRIVADA	EL PASO, TX	5/31/19	MULTIFAMILY	JV EQUITY	$4,748,228	3/20/25
TOTAL					**$66,486,083**	

Investment Updates

TEXAS RETAIL PORTFOLIO


BUFFALO
WILD WINGS

LOCATION:
MULTIPLE LOCATIONS, TX

PROPERTY TYPE:
RETAIL

INVESTMENT AMOUNT:
$2,764,738

INVESTMENT TYPE:
PREFERRED EQUITY

ACQUISITION DATE:
7/18/2017

MATURITY DATE:
7/6/2027

BUSINESS PLAN:
The borrower used the proceeds of the investment to refinance another loan and fund escrows and closing costs.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 98%, and the borrower is current on its interest payments as of June 2025.

THE HAMPTONS APARTMENTS



LOCATION:
VIRGINIA BEACH, VA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$10,427,966

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
10/9/2019

BUSINESS PLAN:
Acquire and renovate a Class B multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 87%. Exterior capital items completed include new exterior paint and signage, landscaping upgrades, new laundry rooms, balcony and stairwell replacements, and a new gym and leasing office. As of June 2025, 102 of the 114 free-market units have been renovated since acquisition. Of those 102 units, 101 have been leased at an average premium of $317/month, or 32% over prior rents.

Investment Updates

COLUMBUS OFFICE PORTFOLIO





LOCATION:
COLUMBUS, OH

PROPERTY TYPE:
OFFICE

INVESTMENT AMOUNT:
$7,826,619

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
11/5/2019

BUSINESS PLAN:
Acquire a highly occupied office portfolio, perform capital improvements and execute a lease-up strategy.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 69%. The loan on the property matured in August 2025, and the real estate company is working with the lender on a resolution to cure the maturity default. There can be no guarantee the lender will consent to any proposed resolution on acceptable terms or at all.

POHLIG BOX FACTORY & SUPERIOR WAREHOUSE


POHLIG BROS
MANUFACTURERS

LOCATION:
RICHMOND, VA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$7,574,307

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
2/19/2020

BUSINESS PLAN:
Acquire and renovate a Class A- two-property, mixed-use apartment community.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 87%. At the Pohlig Box Factory property, the real estate company is performing regular unit turns. At the Superior Warehouse property, the real estate company is performing full unit renovations, and as of June 2025, 27 of the 28 units were renovated. Of those 27 units, all have been leased at an average premium of $205/month, or 16% over prior rents. The remaining unit has not been renovated but is achieving post-renovation rents. Exterior capital projects have been completed, which included improvements to the roofs, courtyard, hallways and lobby.

Investment Updates

LUBBOCK MEDICAL OFFICE BUILDING



LOCATION:
LUBBOCK, TX

PROPERTY TYPE:
MEDICAL OFFICE

INVESTMENT AMOUNT:
$2,926,477

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
6/26/2020

BUSINESS PLAN:
Acquire a medical office building that is triple-net leased to a credit tenant with a long-term lease.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 100% by a credit tenant, Covenant Health System through August, 2031. As of June 2025, the tenant is current on its rent.

TURTLE CREEK


212

LOCATION:
FENTON, MO

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$6,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
1/27/2021

BUSINESS PLAN:
Acquire a multifamily apartment community with potential for steady cash flow.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 97%. As of June 2025, 86 of the 96 classic units have been renovated since acquisition. Of those 86 units, 85 have been leased at an average premium of $142/month, or 10% over prior rents, and unit renovation costs have been below budget. Signage, pergola, benches, grills, landscaping, parking lot, and pool work have been completed.

Investment Updates

KINGS LANDING


POKE MUNCH

LOCATION:
CREVE COEUR, MO

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$11,609,066

INVESTMENT TYPE:
MEMBER LOAN/ JOINT VENTURE EQUITY

ACQUISITION DATE:
7/28/2021

BUSINESS PLAN:
Acquire and renovate a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 93%. As of June 2025, 103 of the 152 units have been renovated since acquisition. Of those 103 units, all have been leased at an average premium of $303/month, or 20% over prior rents. Exterior paint/repairs, asphalt/concrete work, fitness center, interior hallway improvements, clubhouse, amenity space, roof repairs, exterior concrete work, landscaping, and drainage work have been completed.

MINNEHAHA MEADOWS



LOCATION:
VANCOUVER, WA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,355,018

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
9/20/2021

BUSINESS PLAN:
Acquire a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 94%. New property signage, BBQ area, package lockers, playground equipment installation, fence work, and pet stations have been completed.

Investment Updates

ROOSEVELT COMMONS


F

LOCATION:
VANCOUVER, WA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,209,112

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
9/20/2021

BUSINESS PLAN:
Acquire a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 83%. Pet stations, BBQ area, package lockers, walking path, and signage work have been completed.

BENTLEY APARTMENTS



LOCATION:
GROVE CITY, OH

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$8,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
10/13/2021

BUSINESS PLAN:
Acquire and renovate a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 93%. As of June 2025, 110 of the 138 units have been renovated since acquisition. Of those 110 units, 109 have been leased at an average premium of $200/month, or 16% over prior rents. The dog park, pool furniture installation, storage shed, landscaping and drainage, and shoring work on the property's structures have been completed.

Investment Updates

HAVERFORD PLACE



LOCATION:
GEORGETOWN, KY

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$9,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
2/2/2022

BUSINESS PLAN:
Acquire and renovate a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 94%. As of June 2025, 99 of the 160 units have been renovated since acquisition. Of those 99 units, all have been leased at an average premium of $239/month, or 20% over prior rents. The pool renovation, enhanced dog park, additional signage, fitness center, BBQ area, clubhouse/business center, and playground have been completed.

EDISON APARTMENTS



LOCATION:
GRESHAM, OR

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$5,500,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
3/30/2022

BUSINESS PLAN:
Acquire a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 97%. The wood re-staining, pergola, benches, grills, package lockers, and dog park have been completed.

Investment Updates

COLUMBIA SQUARE



LOCATION:
CINCINNATI, OH

PROPERTY TYPE:
MIXED-USE

INVESTMENT AMOUNT:
$4,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
8/23/2022

BUSINESS PLAN:
Acquire a highly occupied mixed-use asset consisting of an office property and retail center, perform capital improvements and execute a lease-renewal strategy.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 100%. The real estate company has completed improvements to refresh and modernize the first and second floor lobbies, added irrigation to grass areas, and replaced HVAC units.

ACROPOLIS


ACROPOLIS

LOCATION:
BEAVERCREEK, OH

PROPERTY TYPE:
OFFICE

INVESTMENT AMOUNT:
$7,700,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
6/9/2023

BUSINESS PLAN:
Acquire a highly occupied office portfolio adjacent to one of the largest U.S. Air Force Bases, perform capital improvements and execute a lease renewal strategy.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 89%. The property is in the process of completing tenant improvements for a number of tenants and is expected to complete lobby improvements and landscaping in 2025.

Investment Updates

223 E TOWN



LOCATION:
COLUMBUS, OH

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$4,500,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
3/5/2024

BUSINESS PLAN:
Acquire a multifamily apartment community with the potential for steady cash flow.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 93%. As of June 2025, 54 of the 84 units have been renovated since acquisition. Of those 54 units, 51 have been leased at an average premium of $50/month, or 3% over prior rents. The renovation plan includes new backsplashes, updated kitchen and bathroom fixtures, and home technology package installations, which renovations have been completed under budget to date.

Net Asset Value (NAV)

The NAV per share calculation reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding.

As with any methodology used to estimate value, the methodology employed calculating our NAV per share is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a shareholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share shareholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

*Our offering price per share equals our most recently announced NAV per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). On August 12, 2025, we announced that our NAV per share is $7.73, as of June 30, 2025. Accordingly, effective August 12, 2025, the offering price per share is $7.73. The price per share pursuant to our distribution reinvestment plan will equal our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program will be made at the most recent NAV per share (less any applicable discounts, as set forth in our offering circular).

Price Per Share (As of 8/12/25)*

$7.73

NAV Per Share (As of 6/30/25)

$7.73

Summary of Risks

Investing in RealtyMogul Income REIT's common shares is speculative and involves substantial risks. The "Risk Factors" section of the offering circular contains a detailed discussion of risks that should be considered before you invest.

These risks include, but are not limited to illiquidity, complete loss of capital, limited operating history, conflicts of interest and blind pool risk. RealtyMogul Income REIT's investments may be limited in assets or concentrated in a geographic region posing additional risks from natural disasters, economic downturns, and competition from other properties.

The annualized distribution rate is not a guarantee or projection of future distributions, and the board of managers may in the future declare lower distributions or no distributions at all for any given period. While the board of managers is under no obligation to do so, the annualized distribution rate assumes that the board of managers will declare quarterly distributions in the future similar to the distribution disclosed herein.

Risk Factors

Investing in the Company's common shares is speculative and involves substantial risks. The Company cannot assure you that it will attain its objectives or that the value of its assets will not decrease. Therefore, you should purchase these securities only if you can afford a complete loss of your investment.

You should carefully review the "Risk Factors" section of the Offering Circular which contains a detailed discussion of the material risks that you should consider before you invest in the common shares, a summary of which is provided below

Risk Factors:

- We have a limited operating history and there is no assurance that we will achieve our investment objectives.
- We may allocate the net proceeds from this offering to investments with which you may not agree.
- This is a blind pool offering as we have not identified all of the investments we intend to make. As such, you will not have the opportunity to evaluate our future investments before we make them, which makes your investment more speculative.
- Our ability to implement our investment strategy is dependent, in part, upon our ability to successfully sell shares of our common shares on the Realty Mogul Platform, which makes an investment in us more speculative.
- There are conflicts of interest between us, our Manager and its affiliates.
- We depend on our Manager to select our investments and conduct our operations. We pay fees and expenses to our Manager and its affiliates that were determined as between related parties, and therefore we do not have the benefit of arm's length negotiations of the type normally conducted between unrelated parties.
- Our Manager's executive officers, and key real estate professionals are also officers, directors, managers and/or key professionals of Realty Mogul, Co. and its affiliates. As a result, they will face conflicts of interest, including time constraints and other conflicts created by our Manager's compensation arrangements with us and other affiliates of Realty Mogul, Co.
- Our Sponsor and Manager sponsors and advises RealtyMogul Apartment Growth REIT, Inc., respectively, a real estate program substantially similar to us, and they sponsor and advise additional companies that may compete with us, and neither our Sponsor nor our Manager has an exclusive management arrangement with us.
- By purchasing common shares in this offering, you are bound by the arbitration provisions contained in our subscription agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis.

Risk Factors

- This offering is being made pursuant to recently adopted rules and regulations under Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested.
- If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.
- Our Manager may change our targeted investments and asset allocation without the consent of shareholders, which could result in investments that are different from, and possibly riskier than, those described in this offering circular.
- We have paid, and may continue to pay, distributions from sources other than cash flow from operations, including borrowings, proceeds from asset sales or the sale of our securities in this or future offerings, which may reduce the amount of capital we ultimately invest in real estate and may negatively impact the value of your investment in our common shares.
- The internal accountants or asset managers of our Manager or its affiliates will calculate our NAV on a quarterly basis using valuation methodologies that involve subjective judgments and estimates. As a result, our NAV may not accurately reflect the amount that you might receive for your shares in a market transaction.
- Although we presently intend to complete a transaction providing liquidity to shareholders in the future, our LLC Agreement does not require our board of managers to pursue such a liquidity transaction.
- If we fail to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes and no relief provisions apply, we would be subject to entity-level federal income tax and, as a result, our cash available for distribution to our shareholders and the value of our shares could materially decrease.
- We may be subject to adverse legislative or regulatory tax changes.
- We will attempt to manage our portfolio so that we are not required to register as an investment company, such as a mutual fund. This may result in us not making potentially profitable investments, or in us disposing of investments at times that we otherwise would prefer to hold those investments.
- The compensation arrangements for our Manager, its affiliates and the personnel of our Manager and its affiliates may provide them an incentive to increase leverage in the Company or its investments, which may increase risk and volatility in the Company's performance.

Previous Quarterly Reports

If you are looking for previously shared Income REIT Quarterly Reports, you may find them here:

1. **Q1 2025 Income REIT Quarterly Report**
2. **Q4 2024 Income REIT Quarterly Report**
3. **Q3 2024 Income REIT Quarterly Report**
4. **Q2 2024 Income REIT Quarterly Report**